EXHIBIT 12.1
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

                                                          RAYTHEON COMPANY
                                                 STATEMENT REGARDING COMPUTATION OF
                                             RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                                    AND PREFERRED STOCK DIVIDENDS
                                            (dollar amounts in millions except for ratio)
                               (excludes RE&C for all years except for interest, which includes RE&C)


                                                                                               FISCAL YEAR ENDED
                                                                                   1997      1998      1999      2000      2001
                                                                                  ------    ------    ------    ------    ------

Income from continuing operations before taxes per statements of income           $  760    $1,707    $  898    $  877    $  117

Add:
Fixed charges                                                                        429       815       861       878       810
Amortization of capitalized interest                                                   2         2         2         2         2

Less:
Capitalized interest                                                                   4         2         2         2         1
                                                                                  ------    ------    ------    ------    ------
       Income as adjusted                                                         $1,187    $2,522    $1,759    $1,755    $  928
                                                                                  ======    ======    ======    ======    ======

Fixed charges:
Portion of rents representative of interest factor                                $   28    $   74    $  119    $   97    $   95
Interest costs                                                                       397       739       740       779       714
Capitalized interest                                                                   4         2         2         2         1
                                                                                  ------    ------    ------    ------    ------
       Fixed Charges                                                                 429       815       861       878       810
                                                                                  ------    ------    ------    ------    ------

Equity security distributions                                                         --        --        --        --       163
                                                                                  ------    ------    ------    ------    ------

Combined fixed charges and preferred stock dividends                              $  429    $  815    $  861    $  878    $  973
                                                                                  ======    ======    ======    ======    ======

Ratio of earnings to combined fixed charges and preferred stock dividends            2.8       3.1       2.0       2.0        --(1)
                                                                                  ======    ======    ======    ======    ======


(1)  Historical earnings were insufficient to cover fixed charges by $45 million for the year ended December 31, 2001. Because the
     Company's  effective  tax rate for the year ended  December 31, 2001 was 95.7 percent,  earnings of $163 million were required to cover $7 million of equity security distributions.

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